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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                SCHEDULE 14C

               Information Statement Pursuant To Section 14(c) of the Securities Exchange Act Of 1934 (Amendment No. )


Check the appropriate box:

     [ ]  Preliminary Information Statement

     [ ] Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))

     [X]  Definitive Information Statement

             Kelley Partners 1994 Development Drilling Program
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             (Name of Registrant As Specified In Its Charter)
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Payment of Filing Fee (Check the appropriate box):

     [X]     No fee required.

     [ ]     Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-
             11.

     (1)     Title of each class of securities to which transactions applies:
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     (2)     Aggregate number of securities to which transactions applies:
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     (3)     Per Unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was
             determined):
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     (4)     Proposed maximum aggregate value of transaction:
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     (5)     Total fee paid:
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[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)     Amount Previously Paid:
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     (2)     Form, Schedule of Registration Statement No.:
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     (3)     Filing Party:
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     (4)     Date Filed:
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
                             KELLEY OIL CORPORATION
                                OFFER TO PURCHASE
                                    UNITS OF
                KELLEY PARTNERS 1994 DEVELOPMENT DRILLING PROGRAM
                                       FOR
                             $0.28 PER UNIT IN CASH

                KELLEY PARTNERS 1994 DEVELOPMENT DRILLING PROGRAM
                              INFORMATION STATEMENT

     This offer will expire at noon, Houston, Texas time on December 28, 2000 (the "expiration date"). You must validly tender your units on or before the expiration date to receive the purchase price. You may withdraw any tendered units before the expiration date.

     Kelley Oil Corporation invites you to tender all of the units you hold in Kelley Partners 1994 Development Drilling Program (the "partnership") for a cash purchase price of $0.28 per unit (the "purchase price") on the terms and subject to the conditions set forth herein and in the enclosed letter of transmittal. This document and the letter of transmittal together constitute our offer.

     This offer is being made to all unitholders. We will pay the purchase price for all units validly tendered and not withdrawn on the terms and subject to the conditions of this offer.

     We are the managing general partner of the partnership. Our board of directors has approved this offer and believes it is fair, from a financial point of view, to holders of units. However, we may have a conflict of interest in this matter, and this is not a recommendation regarding the offer. You must make the decision as to whether or not you will tender your units.

     This document also is an information statement of the partnership sent to all unitholders to inform you that the partnership agreement will be amended to permit this offer. On November 16, 2000, Kelley Oil Corporation, as managing general partner and as the holder of 92% of the units, constituting a majority in interest of the units under the partnership agreement, signed a written consent of unitholders adopting an amendment to the partnership agreement to permit the transfer of units among unitholders. This amendment will become effective without further action. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     The partnership expresses no opinion and is remaining neutral towards the offer.

     This transaction has not been approved or disapproved by the Securities and Exchange Commission nor has the SEC passed upon the fairness or merits of this offer or the adequacy or accuracy of the information in this document. Any representation to the contrary is a criminal offense.

     Subject to applicable securities laws, we reserve the right to waive any conditions of this offer, to extend or terminate the offer or to amend the offer.

     You should read "Risk Factors" beginning on page 6 for discussions of certain factors you should consider in evaluating this offer.

     We have not engaged any dealer-manager, depositary or information or solicitation agent in connection with this offer. If you have questions or need additional copies of this document or the letter of transmittal, please contact us at 601 Jefferson, Suite 1100, Houston, Texas 77002 or by telephone at (713) 652-5200.

     This document is first being sent or given to unitholders on or about November 28, 2000.

                           SUMMARY TERMS OF THE OFFER

     In this document, the terms "we", "us" and "our" refer to Kelley Oil Corporation and not to the partnership.

o The offer is made by Kelley Oil Corporation, the managing general partner of the partnership and holder of 92% of the outstanding units, to all unitholders of the partnership.

o We have set no minimum tender. We will pay the purchase price for all units validly tendered and not withdrawn on the terms and subject to the conditions of this offer.

o If you tender any of your units, you must tender all of your units. The partnership agreement does not permit a transfer of units in part.

o To accept the offer, you must return a properly completed and signed letter of transmittal in the form enclosed on or before the expiration date. You may withdraw any tender before the expiration date.

o The purchase price of $0.28 per unit represents the distribution that would be made if the partnership sold all of its oil and gas reserves at their fair market value, as recently appraised by independent petroleum engineers, and liquidated.

o You are not required to accept the offer. Our board of directors believes the offer is fair, from a financial point of view, to holders of units. However, this is not a recommendation regarding the offer. The partnership expresses no opinion and is remaining neutral towards the offer. You must evaluate the offer and make your own decision.



     THIS OFFER IS MADE BY THE MANAGING GENERAL PARTNER OF THE PARTNERSHIP, WHO OWNS A MAJORITY OF THE OUTSTANDING UNITS. WE MAY THEREFORE HAVE A CONFLICT OF INTEREST IN MAKING THIS OFFER. YOU SHOULD CONSIDER THAT FACT IN DETERMINING WHETHER OR NOT TO ACCEPT THIS OFFER.












     We have not engaged any person to solicit tenders. We have not, and the partnership has not, authorized any person to make a recommendation on our or its behalf as to whether you should accept the offer or to give you any additional information regarding the offer of the partnership. Do not rely on any such recommendation or on any information not contained or expressly incorporated into this document.




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                  ANSWERS TO YOUR QUESTIONS REGARDING THE OFFER

WHY ARE YOU MAKING THIS OFFER?

     The partnership, by its nature, has a depleting asset base. When the partnership was formed in 1992, it acquired interests in certain oil and gas properties. Over the years, as oil and gas have been produced from those properties, the partnership's reserve base has been depleted. As the partnership's reserves are depleted, its revenues and income also decline. Partnership income for the first nine months of 2000 amounted to $.03 per unit, and we expect that income to decrease further in future years as the partnership's reserves are further depleted, depending on prevailing prices for oil and gas.

     Several unitholders have expressed to us that the administrative burdens of holding units, including the administrative burdens associated with income tax filings, outweigh the de minimis occasional income provided to unitholders. Unfortunately, the partnership agreement does not provide for a convenient method for unitholders to liquidate their investment, and units generally are not transferable. We are making this offer to provide a convenient means for those unitholders no longer interested in maintaining an investment in the partnership to liquidate their units at what we believe is a fair and reasonable price. We intend to complete the offer before the end of 2000 so that if you tender your units, 2000 will be the final year you receive a K-1 income report from the partnership.

IS THE PURCHASE PRICE A FAIR PRICE FOR MY UNITS?

     We believe that it is, but you must make your own decision as to the fairness of the offer.

     Under the partnership's Amended and Restated Agreement of Limited Partnership, your units are not transferable except in limited circumstances such as transfers by operation of law or transfers by gift to your family members. Because the units are not transferable, there is no market for the units. The partnership's primary assets are working interests in proved oil and gas reserves. We believe the most accurate method to value the units is to value the partnership's oil and gas reserves and divide that amount by the number of units outstanding.

     The purchase price represents the distribution that would be made if the partnership sold all of its oil and gas reserves at their fair market value and liquidated. The partnerships oil and gas reserves were recently determined to have a fair market value as of January 1, 2001 of $6,075,000 based on an appraisal conducted by independent petroleum engineers. The purchase price is this amount multiplied by the allocable share of each unit. As defined in the partnership agreement, the allocable share of each unit is 96.04% divided by the total number of units outstanding, which is 20,864,414. The remaining 3.96% of the partnership interests, which are not units, are allocated to the managing general partner and the special general partner. The following represents the calculation of the purchase price:

                     $6,075,000 x .9604 / 20,864,414 = $0.28

WHO APPRAISED THE OIL AND GAS RESERVES AND HOW?

     We engaged H.J. Gruy and Associates, Inc. ("Gruy"), independent petroleum engineers, to appraise the fair market value of the partnership's oil and gas reserves as of January 1, 2001. A copy of that appraisal is attached to this document as Annex A. Gruy has evaluated the partnership's oil and gas reserves annually for several years, and they are familiar with the partnership's properties. They are well known in the industry, and we believe they are qualified to conduct this type of appraisal.

     In its report, Gruy states: "The fair market value of an oil and natural gas property, as used in this report, is understood to be the price at which a property would be sold by a willing seller to a willing buyer, both being under no compulsion to buy or sell, both being unrelated, and both being competent and having reasonable knowledge of all the material facts."

     The methodology Gruy employed, costs, pricing, and other assumptions used to evaluate the oil and gas reserves for purposes of determining fair market value is explained in Annex A, which we urge you to



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review thoroughly.

IS APPRAISING THE PARTNERSHIP'S OIL AND GAS RESERVES AS SIMPLE AS COUNTING THE OIL AND GAS YOU HAVE?

     No. Naturally occurring oil and gas reserves cannot be measured as simply as gasoline in your car's gas tank. The amount of oil and gas in these reserves, and the amount that the partnership will be able to produce from those reserves, will not be known until those reserves are ultimately produced. Estimating recoverable reserves is a subjective endeavor best left to petroleum engineering professionals such as those employed by Gruy relying on the best available data. Ultimately, however, the reserves may produce more or less than Gruy's estimates. Further, the value of those reserves may be more or less than Gruy's estimates, depending on the difficulty of producing those reserves, the costs associated with producing them and prevailing prices for oil and gas at the times the reserves are produced. Finally, the appraised value is not an actual, arms-length offer by a third party to purchase the partnership's oil and gas reserves. It is possible that a third party would be willing to pay more for the partnership's oil and gas reserves. We have neither sought nor received, and we are not seeking and do not expect to receive, an offer from a third party to purchase the partnership's oil and gas reserves.

THE GRUY REPORT COVERS ONLY PROVED RESERVES. DO YOU ATTRIBUTE ANY VALUE TO OTHER ASSETS?

     Gruy based their fair market value assessment on the proved reserves owned by the partnership. We believe any value that might be potentially attributable to assets other than those booked as proved reserves is diminimis. The partnership also has a small amount of accounts receivable and accounts payable that are accrued in the normal course of business and factored into distributions to unitholders as collections are received and accounts paid.

HOW MUCH OF THE PARTNERSHIP DO YOU ALREADY OWN?

     As managing general partner, we own a 3.94% allocable share of the partnership interests. In addition, we hold 19,163,899, or 92%, of the 20,864,414 units outstanding. The offer covers the 1,700,515 outstanding units that we do not already own.

AS MANAGING GENERAL PARTNER, DON'T YOU HAVE A CONFLICT OF INTEREST? HOW DOES THIS OFFER BENEFIT YOU?

     As managing general partner of the partnership, we may have a conflict of interest in making this offer. That is why we engaged a third party to appraise the value of the partnership's oil and gas reserves. Nonetheless, you should consider that this offer is beneficial to us. First, as majority unitholder, we indirectly bear the majority of the administrative costs of the partnership that we seek to mitigate by conducting this offer. Secondly, some of these administrative burdens are less tangible, such as the time and effort expended by our staff on partnership administration. Although we are reimbursed by the partnership for an allocated portion of these tasks, we believe that economic reimbursement does not fully compensate us for the distraction of our management from its primary task of operating Kelley Oil Corporation.

HAVE YOU CONSIDERED SELLING THE PARTNERSHIP ASSETS TO A THIRD PARTY AND LIQUIDATING THE PARTNERSHIP?

     We have neither sought nor received, and we are not seeking and do not expect to receive, an offer from a third party to purchase the partnership's assets. Given the size and nature of the partnership's portfolio, we do not believe that its remaining assets would attract an outside purchaser at an acceptable price. The partnership's assets are minority interests in numerous oil and gas properties. Further, the time and costs associated with marketing the partnership's properties and negotiating a purchase agreement, which would include legal fees and may include environmental surveys, brokers' fees and other costs, would delay the partnership's dissolution and decrease the amount of funds available for unitholders on dissolution.

     In addition, we or our affiliates also hold interests directly in many of the properties in which the partnership holds interests. In those cases, it is not in our best interest to have an outside party acquire the partnership's assets and thereby become a partner with us in those properties.

     Further, we recognize that not all unitholders wish to liquidate their investment at this time. A sale of all of the partnership assets and liquidation would necessitate that all unitholders receive cash for their



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

units. Our preference is to provide you with the option of selling or retaining your units.

HAVE YOU CONSIDERED A ROLL-UP TRANSACTION?

     Other partnerships like this have, in the past, been "rolled up" into the managing general partner or one of its affiliates. In a roll up, you would receive shares of Kelley Oil Corporation or, more likely, its publicly-traded parent, Contour Energy Co. Neither we nor Contour is interested in engaging in a roll-up transaction at this time. Among other things, we believe that the transaction costs associated with such an arrangement would further diminish the value that we could offer you.

MAY I TENDER SOME OF MY UNITS AND KEEP THE REST?

     No. If you tender any of your units, you must tender all of your units. The partnership agreement does not permit a transfer of units in part, and we will not accept a tender of less than all of your units.

WHAT WILL HAPPEN TO MY UNITS IF I DON'T TENDER THEM?

     If you do not tender your units, you will continue to be a unitholder in the partnership, and will continue to receive periodic distributions to the extent of partnership profits.

     If a sufficient number of unitholders accept the offer and validly tender their units, we intend to seek deregistration of the units under the Securities Exchange Act. In that case, the partnership would no longer be obligated to file annual, quarterly or other reports with the SEC.

     If a sufficient number of unitholders accept the offer and validly tender their units, we may in the future consider various reorganization transactions to dissolve the partnership and further reduce the administrative burdens associated with maintaining the partnership entity. In such a transaction, we may endeavor, to the extent practical and permitted under applicable securities laws, to provide each unitholder with the economic equivalent of his or her units. For example, one such structure that we have considered is a dissolution of the partnership and a distribution of net profits interests carved from the mineral interests the partnership owns. However, we are not undertaking to accomplish any such transaction, and we cannot assure you that we will effect such a transaction.

WHAT WILL HAPPEN TO THE PARTNERSHIP IF YOU DO NOTHING?

     Partnership reserves will continue to be depleted, and profits, if any, from the production of those reserves will be distributed to unitholders. However, the partnership's revenues continue to decline, while many of its administrative costs associated with maintaining the partnership entity (particularly tax and SEC filings) are fixed. By the nature of the partnership's business endeavor, it is inevitable that at some point in the future its administrative expenses will exceed its revenues.

WHY ARE YOU AMENDING THE PARTNERSHIP AGREEMENT?

     The partnership agreement prohibits transfers of units except in very limited circumstances. Before we may purchase tendered units, the partnership agreement must be amended to permit those purchases. An amendment to the partnership agreement to modify this prohibition is attached to this information statement as Annex B.

     The partnership agreement provides that it may be amended by a majority in interest of unitholders and that no meeting of unitholders is required to adopt an amendment if the amendment is approved in writing by a majority in interest of the unitholders. As we hold 92% of the units, we may effect the amendment. We signed a consent to adopt this amendment, and the amendment will become effective on December 27, 2000 without any further action.

HOW WILL TENDERING MY UNITS AFFECT MY FEDERAL INCOME TAXES?

     If you tender your units, you will generally recognize gain or loss in an amount equal to the difference between the amount of cash you receive for your units and your adjusted tax basis in the units you tender. If your tendered units are held as a capital asset, a portion of any gain or loss recognized will constitute capital gain or loss, and will constitute long term capital gain or loss if you held the units for more than



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
12 months; however, the portion of any gain representing your allocable share of the recapture of the partnership's depreciation, depletion and intangible drilling costs will be treated as ordinary income. We expect to purchase tendered units on December 29, 2000, in which case you will recognize any gain or loss on the sale of your units in the tax year 2000. See "The Offer--Certain U.S. Income Tax Considerations".

IF I DON'T TENDER, WILL I RECEIVE FUTURE DISTRIBUTIONS?

     You will to the extent distributions are made. Future distributions will depend on the profitability of the partnership. The partnership's development activities are conducted through a joint venture between the partnership and Kelley Operating Company, Ltd., a subsidiary partnership of ours. Pursuant to an agreement entered into at the time the partnership was formed, after income and other proceeds received by the partnership from joint venture operations equal the aggregate acquisition, drilling, completing, equipping and operating costs of the joint venture ("Payout"), Kelley Operating was to receive a 20% reversionary interest in the revenues and costs of the joint venture. Effective July 1, 2000, Payout was reached and the joint venture's operating revenues and costs are now allocated and distributed 80% to the partnership and 20% to Kelley Operating. Because the partnership has achieved Payout, the partnership's share of production will be lower in the future, which, depending on prevailing prices for oil and gas, is likely to result in future distributions being lower than past distributions.

     All unitholders will receive a distribution of profits for the third and fourth quarters of 2000 if the partnership generates a profit for those periods, which has not yet been determined. If these distributions are made, you will receive them whether or not you tender your units.

WHOM SHOULD I CONTACT IF I HAVE ADDITIONAL QUESTIONS?

     Our address is 601 Jefferson, Suite 1100, Houston, Texas 77002, and our telephone number is (713) 652-5200.




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                                  RISK FACTORS

     You should consider the following factors, in addition to the risk factors included in the partnership's SEC filings incorporated herein by reference, in evaluating the offer.

WE MAY HAVE A CONFLICT OF INTEREST IN MAKING THIS OFFER.

     As managing general partner of the partnership, we may have a conflict of interest in making this offer. You should consider that this offer is beneficial to us. First, as majority unitholder, we indirectly bear the majority of the administrative costs of the partnership that we seek to mitigate by conducting this offer. Secondly, some of these administrative burdens are less tangible, such as the time and effort expended by our staff on partnership administration. Although we are reimbursed by the partnership for an allocated portion of these tasks, we believe that economic reimbursement does not fully compensate us for the distraction of our management from its primary task of operating Kelley Oil Corporation.

THE PURCHASE PRICE MIGHT NOT ACCURATELY REFLECT THE VALUE OF YOUR UNITS.

     Gruy's appraisal of the fair market value of the partnership's oil and gas reserves is a subjective process and may prove to be inaccurate. Any valuation of oil and gas reserves is inherently uncertain. It is possible that more oil and gas could be recovered than is reflected in Gruy's report or that the oil and gas produced could be sold at higher prices than those assumed in that report. In that case, by retaining your units you may receive more value over time through partnership distributions than you will receive by tendering your units.

     The Gruy appraisal is not based on an actual third-party offer to purchase the partnership's oil and gas reserves. We have neither sought nor received, and we are not seeking and do not expect to receive, an offer from a third party to purchase the partnership's oil and gas reserves. Nonetheless, it is possible that a third party would be willing to pay a higher price for the reserves than the price reflected in that report. If the partnership were to sell its oil and gas reserves in the future at a higher price than that reflected in the Gruy report, holders of units who do not tender their units in this offer may receive more for their units following such a sale.

TENDERING YOUR UNITS MAY RESULT IN A TAX LIABILITY TO YOU.

     Depending on your tax basis in your units, tendering your units may result in a recognized gain for tax purposes, and a resulting tax liability, on your part. A portion of any gain will be ordinary income as a result of the depreciation, depletion and intangible drilling costs recapture rules. Any prior partnership losses that you were unable to claim due to the application of the passive loss or at risk rules can be used to offset the gain if you tender all of your units. We expect to purchase tendered units on December 29, 2000, in which case you will recognize any gain or loss on the sale of your units in the tax year 2000. See "The Offer--Certain U.S. Income Tax Considerations".

THE OFFER MAY REDUCE THE PARTNERSHIP'S FILING OBLIGATIONS.

     If we receive sufficient tenders to reduce the number of unitholders to below 300, we intend to seek deregistration of the units under the Securities and Exchange Act, following which the partnership would not be obligated to make annual and quarterly filings with the SEC. If you retain your units, information about the partnership may be less available to you in the future.

FUTURE OPPORTUNITIES TO LIQUIDATE YOUR INVESTMENT IN THE UNITS ARE UNCERTAIN.

     If you do not tender your units, you may not have any opportunity to liquidate your investment unless the partnership is dissolved early or until the scheduled termination of the partnership in 2039.




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
                             KELLEY OIL CORPORATION

     We are engaged in the acquisition, exploration, development and production of oil and natural gas. We are the managing general partner of the partnership and own 92% of the outstanding units. We are a wholly owned subsidiary of Contour Energy Co.


                                 THE PARTNERSHIP

     When the partnership was formed in 1994, it acquired interests in certain oil and gas properties. Over the years, as oil and gas have been produced from those properties, the partnership's reserve base has been depleted. As the partnership's reserves are depleted, its revenues and income also decline. Partnership income for the first nine months of 2000 amounted to $.03 per unit, and we expect that income to decrease further in future years as the partnership's assets are further depleted. The partnership's assets consist primarily of working interests in oil and gas properties in Louisiana.

DOCUMENTS INCORPORATED BY REFERENCE

     The partnership files annual and quarterly reports and other information with the SEC. You may read and copy any document the partnership files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public at the SEC's web site at www.sec.gov.

     The partnership has filed with the SEC its Annual Report on Form 10-K for the year ended December 31, 1999 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 (as amended). Each of these reports is incorporated by reference into this document. For more information regarding the partnership's business and financial performance, you should review those documents. We will provide copies of the documents at no cost to any unitholder who requests copies in writing. To request a copy, contact us at 601 Jefferson, Suite 1100, Houston, Texas 77002.

     Further, we have filed a Schedule TO and a Schedule 13E-3 relating to this transaction. You may review a copy of those filings at the SEC's web site (www.sec.gov) or by contacting the SEC at (800) SEC-0330.

ADDITIONAL FINANCIAL DATA

     The partnership's ratio of earnings to fixed charges for the past three years is not meaningful, as the partnership had no fixed charges as calculated in accordance with SEC requirements.

     Our book value per unit as of September 30, 2000 was approximately $0.27.


                                 THE GRUY REPORT

     The report of H.J. Gruy and Associates, Inc. regarding the partnership's reserves is attached as Annex A.





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                            DETERMINATION OF FAIRNESS

     We, acting through our board of directors and in our capacity as managing general partner of the partnership, have determined that the offer is fair from a financial point of view to unitholders. In making this determination, we considered, among other things,

o the appraised value of the partnership oil and gas reserves as reflected in the Gruy report,

o    the restrictions on transfer of units,

o the desire expressed to us by several unitholders to liquidate their investment in the partnership,

o the diminishing nature of the partnership's oil and gas reserves and the current and future expected income from those oil and gas reserves to unitholders,

o the current high level of both natural gas and crude oil prices compared to historical averages,

o the administrative burden on unitholders of receiving an annual K-1 income statement and including that income in their federal tax returns, and

o the administrative costs of the partnership to prepare tax forms and SEC filings in relation to the revenue of the partnership and the effects of these costs on income and distributions.

     The most significant factor in this determination was the Gruy report. We believe that report most accurately reflects the fair market value of the partnership's oil and gas reserves based primarily on the present value of future net cash flows and financial multiples reflected in the sale of comparable oil and gas reserves. We neither sought nor received an offer from a third party to purchase the partnership's oil and gas reserves, and no such offer is reflected in this determination.

     We did not consider current or historical market prices for the units, as there is no market for the units. We did not place much significance on the net book value of the partnership, as we believe the book value of oil and gas reserves, which constitute the majority of the partnership's assets, does not necessarily reflect market value. We believe the Gruy valuation of the partnership's oil and gas reserves adequately considers the going concern value and liquidation value of the partnership.

     We may have a conflict of interest in this matter, and this determination of fairness is not a recommendation that you accept the offer.

     The partnership expresses no opinion and is remaining neutral towards the offer.

                                    THE OFFER

     We invite you to tender the units you hold in the partnership for a cash purchase price of $0.28 per unit on the terms and subject to the conditions set forth herein and in the enclosed letter of transmittal.

OFFER FOR ANY AND ALL UNITS

     There are 20,864,414 units outstanding. We hold 19,163,899, or 92%, of the outstanding units and are the managing general partner of the partnership. The offer covers the 1,700,515 outstanding units that we do not already own. This offer is being made to all unitholders, but we have set no minimum tender. We will pay the purchase price for all units validly tendered and not withdrawn on the terms and subject to the conditions of this offer. However, if you tender any of your units, you must tender all of your units. The partnership agreement does not permit a transfer of units in part, and we will not accept a tender of less than all of your units.

EXPIRATION

     This offer will expire at noon, Houston, Texas time on December 28, 2000 (the "expiration date"). We do not expect to extend the offer. If we choose to do so, we will publish that extension in a manner provided by applicable securities laws. You must validly tender your units on or before the expiration




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

date to receive the purchase price. You may withdraw any tendered units before the expiration date. We do not expect a subsequent offer period.

PROCEDURE TO TENDER UNITS

     To tender your units, complete, date and sign the enclosed letter of transmittal and return it to us. Letters of transmittal must be signed by the registered holder of units. If you are a transferee of units by operation of law or gift as permitted under the partnership agreement but have not yet notified the partnership of this transfer, you should contact the partnership immediately to have that transfer reflected on the partnership's records. Otherwise, your tender may not be accepted. Because your units are not represented by any certificate, you need not provide us with any additional documentation.

     If you wish to tender your units, we recommend that you return your letter of transmittal by a reputable overnight courier or by certified mail, return receipt requested. The method you chose for delivery of your letter of transmittal is your risk. If we do not receive your letter of transmittal by the expiration date, your units will not be accepted.

WITHDRAWAL RIGHTS

     You may withdraw your tender at any time before the expiration date. We expect to accept all tendered units on December 28, 2000. Any tendered units not accepted within 40 business days of the date of this offer to purchase may be withdrawn before we accept them. To withdraw your tender, you must notify us in writing of your withdrawal.

VALIDITY AND ACCEPTANCE OF TENDERS

     We will determine, in our sole discretion, the validity, form, eligibility and acceptance of any tender. We reserve the right to reject any tender of units that we reasonable determine are not in the appropriate form or are otherwise defective tenders. We undertake no obligation to inform you of any defect in your tender. No tender will be deemed accepted until we accept it. We may, in our sole discretion, waive any defect of any tender. Our acceptance for payment of units you tender pursuant to the offer will constitute a binding agreement between you and us on the terms and conditions of the offer.

PAYMENT FOR TENDERED UNITS

     We will act as our own paying agent in connection with the offer. We expect to accept validly tendered units on December 28, 2000 and mail payment of the purchase price by check by December 29, 2000.

SOURCE OF FUNDS

     If all outstanding units are tendered, the aggregate purchase price will be approximately $476,000. We have sufficient cash on hand to pay the full purchase price of any units tendered.

CONDITIONS OF THE OFFER

     We will not be required to accept, purchase, or pay for any units tendered, and may amend, postpone or terminate the offer, subject to Rule 13e-4(f) under the Exchange Act, if before the expiration date any of the following events occur (or we deem them to occur) and, in our sole discretion, make it inadvisable to proceed with the offer or with such acceptance, purchase or payment:

o the offer is in any way threatened, challenged or delayed, or we reasonably expect that it could be threatened or challenged, in any proceeding before any court or administrative agency or otherwise, or is in any way deemed illegal by court or administrative order or application of any law, rule or regulation;

o the partnership is in any way threatened, challenged or delayed, or we reasonably expect that it could be threatened or challenged, in any proceeding before any court or administrative agency or otherwise;

o any third party makes an offer to buy the assets of the partnership or the units; or

o any change or changes occur that could materially affect the business or financial condition of the partnership.

     These conditions are for our sole benefit, and we may assert them under any circumstances (including any action or inaction on our part). We may waive these conditions in our discretion, but no waiver will be deemed final until we accept units for payment. Our determination concerning the events described above will be final and binding on all parties.

CERTAIN U.S. INCOME TAX CONSIDERATIONS

     Tendering your units will be a taxable sale for federal income tax purposes and may also be a taxable transaction under any applicable state and local laws. If you tender your units, you will generally recognize gain or loss in an amount equal to the difference between the amount of cash you receive for your units and your adjusted tax basis in the units you tender. Your adjusted basis in your units will be increased or decreased to take into account your share of partnership income, or loss, for the portion of the partnership's taxable year ending on the date of sale as well as any distributions you received prior to the sale and for the fourth quarter 2000, if any. If your tendered units are held as a capital asset, a portion of any gain or loss recognized will constitute capital gain or loss, and will constitute long term capital gain or loss if you held the units for more than 12 months; however, the portion of any gain representing your allocable share of the partnership's depreciation, depletion and intangible drilling cost recapture will be treated as ordinary income.

     A portion of any gain will be ordinary income. Any prior partnership losses that you were unable to claim due to the application of the passive loss or at risk rules can be used to offset the gain if you tender all of your units. You should check with your tax advisor to determine the adjusted tax basis of your units and the amount of gain or loss that you will recognize if you tender your units. We will furnish you the necessary information along with your 2000 K-1 to enable you to determine the amount of your actual gain or loss and the percentage of that gain that will be treated as ordinary income.

     The partnership is required to file a Form 8308 with the Internal Revenue Service for each tendering unitholder. That form will disclose your name, address and taxpayer identification number, the date of the sale and certain other information. The partnership is also required to supply a copy of the form to you by January 31, 2001.

INTERESTS OF AFFILIATES

     We own 92% outstanding units. None of our officers, directors or affiliates own other interests in the partnership.

PURPOSES AND EFFECTS OF THE OFFER

     The purpose of the offering is two-fold: First, to provide a convenient means for those unitholders no longer interested in maintaining an investment in the partnership to liquidate their units at what we believe is a fair and reasonable price. Second, to reduce the administrative costs of maintaining the partnership by reducing the number of unitholders.

     If a sufficient number of unitholders accept the offer and validly tender their units so that 300 or less unitholders remain, we intend to seek deregistration of the units under the Securities Exchange Act. In that case, the partnership would no longer be obligated to file annual, quarterly or other reports with the SEC. However, if more than 300 unitholders remain following the offer, the partnership will continue to file the appropriate SEC reports as required and the administrative costs of maintaining the partnership and the costs to unitholders may not be reduced.

     If a sufficient number of unitholders accept the offer and validly tender their units, we may in the future consider various reorganization transactions to dissolve the partnership and further reduce the administrative burdens associated with maintaining the partnership entity. In such a transaction, we may endeavor, to the extent practical and permitted under applicable securities laws, to provide each unitholder with the economic equivalent of his or her units. For example, one such structure that we have considered is a dissolution of the partnership and a distribution of net profits interests carved from the mineral interests the partnership owns. However, we are not undertaking to accomplish any such transaction, and we cannot assure you that we will effect such a transaction.

FEES AND EXPENSES

     We will bear the fees and expenses of the offering.

                                  THE AMENDMENT

     The partnership agreement prohibits transfers of units except in very limited circumstances. Before we may purchase tendered units, the partnership agreement must be amended to permit those purchases. An amendment to the partnership agreement to remove this prohibition is attached to this information statement as Annex B. This amendment will become effective on December 27, 2000 without any further action.

Annex A


                   [H.J. GRUY AND ASSOCIATES, INC. LETTERHEAD]



                                November 27, 2000






Kelley Partners 1994 Development Drilling Program
601 Jefferson, Suite 1100
Houston, Texas 77002


                                                    RE: KELLEY PARTNERS 1994 DDP
                                                        FAIR MARKET VALUE OF
                                                        PROVED RESERVES

Gentlemen:

At your request, H.J. Gruy and Associates, Inc. (Gruy) has estimated the net proved reserves as of January 1, 2001, attributable to interests owned by Kelley Partners 1994 Development Drilling Program. The evaluated interests, located in Louisiana, are working interests in all the oil and natural gas properties in which Contour represents that the Program owns an interest. Additionally, Gruy has estimated the fair market value of the proved reserves attributable to the above referenced interests owned by Kelley Partners 1994 Development Drilling Program.

The estimated fair market value on January 1, 2001, of the evaluated interests is $6,075,000. The estimated fair market value presented in this report is assigned to the net proved reserves and does not account for other assets or liabilities that may be associated with the Kelley Partners 1994 Development Drilling Program.

The estimated total net proved reserves attributable on January 1, 2001 to the evaluated interests are 6,700 barrels of oil and 5,725 million standard cubic feet of natural gas. Proved reserves are estimated in accordance with the Petroleum Reserves Definitions approved by the Society of Petroleum Engineers, Inc. The definitions are included as Attachment I.

Fair market value of an oil or natural gas property, as used in this report, is understood to be the price at which a property would be sold by a willing seller to a willing buyer, both being under no compulsion to buy or sell, both being unrelated, and both being competent and having reasonable knowledge of all the material facts. For the work presented herein, the income forecast method has been used to estimate fair market value. The income forecast method

Contour Energy Co.                      2                      November 27, 2000

analyzes the pattern of future income and requires examination of the discounted future net cash flow projection. Essentially, the approximate value of the future benefit of property ownership is gauged by appropriately discounting future net cash flow. To subsequently arrive at the estimated fair market value, consideration has been given to current and expected future oil and natural gas product sales prices, and significant attention has been given to those financial indices common to recent transactions involving oil and natural gas properties similar to those evaluated in this work.

Future net cash flow as discussed herein is defined as the future cash inflow attributable to the evaluated interest less, if applicable, future direct operating costs, ad valorem taxes, and future capital expenditures. Future cash inflow is defined as gross cash inflow less, if applicable, royalties and severance taxes. Future cash inflow and future net cash flow as stated in this report exclude consideration of state or federal income tax. Future costs of abandoning the facilities and wells, and the future costs of restoration of producing properties to satisfy environmental standards are not deducted from cash flow. Salvage values are not included in net cash flow.

The following parameters are incorporated in the economic forecasts discussed in this work. An initial benchmark oil price of $33.13 per barrel, effective October 2000, is deescalated to a price of $24.80 per barrel on January 1, 2003; then, the benchmark price is escalated at 3 percent per annum until January 1, 2017. Thereafter, the benchmark oil price is held constant. Oil prices are adjusted by the appropriate differential to account for quality and geographic location. An initial benchmark natural gas price of $4.62 per MMBtu, effective October 2000, is deescalated to a price of $3.88 per MMBtu on January 1, 2003; then, the benchmark price is escalated at 3 percent per annum until January 1, 2017. Thereafter, the benchmark gas price is held constant. Natural gas prices are adjusted by the appropriate differential to account for geographic location and energy content. Operating expenses and capital expenditures are escalated at an annual rate of 3 percent until January 1, 2017; thereafter, they are held constant. The actual product prices that will be received, the associated operating costs, and capital expenditures may be more or less than those projected.

For the calculations discussed herein, no provisions were made for possible production prepayments or hedging activities, the possible future consequences of production balancing, or any unpaid royalties, as Gruy was provided no information concerning these conditions. The estimated reserves included in this report have not been adjusted for uncertainty.

In conducting this evaluation, we relied on data supplied by Contour Energy Co. The extent and character of ownership, historical oil and natural gas sales prices, direct operating costs, future capital expenditures, historical production, accounting, geological, and engineering data were accepted as represented. No independent well tests, property inspections, audits of ownership interests, or audits of operating expenses were conducted by our staff in conjunction with this evaluation. We did not verify or determine the extent, character, status, or liability, if any, of possible future detrimental environmental site conditions.

For wells with sufficient production history, reserve estimates and production rate forecasts are based on the extrapolation of established performance trends. Reserve estimates for undeveloped, nonproducing, and some producing properties are based on volumetric calculations

Contour Energy Co.                      3                      November 27, 2000

and analogy with the performance of comparable wells. Reserve estimates from volumetric methods and from analogy comparisons are often less certain than reserve estimates based on well performance obtained over a period during which a substantial portion of the reserve was produced. The reserves reported herein are estimates only and should not be construed as exact quantities. Future conditions may affect recovery of estimated reserves and cash flows, and reserves of all categories and estimated fair market value may be subject to revision as more performance data become available.

In order to estimate the reserves, costs, future net cash flows, and fair market value discussed in this report, we have relied in part on geological, engineering, and economic data furnished by our client. Although we have made a best efforts attempt to acquire all pertinent data and to analyze it carefully with methods accepted by the petroleum industry, there is no guarantee that the volumes of oil or gas, or the projected cash flows will be realized.

If investments or business decisions are to be made in reliance on these estimates by anyone other than our client, such person, with the approval of our client, is invited to visit our offices at his expense so that he can evaluate the assumptions made and the completeness and extent of the data available on which our estimates are based. This report is for general guidance only, and responsibility for subsequent decisions resides with the decision maker.

Any distribution or publication of this report or any part thereof must include this letter in its entirety.


                                              Yours very truly,

                                              H.J. GRUY AND ASSOCIATES, INC.
                                              Texas Registration Number F-000637



                                              by: /s/ Robert Rasor
                                                  ------------------------------
                                              Robert W. Rasor, PE
                                              Senior Vice President
                                              Engineering Manager
                                              (No. 59534)
             (SEAL)

                                  ATTACHMENT I

                         PETROLEUM RESERVES DEFINITIONS
    SOCIETY OF PETROLEUM ENGINEERS (SPE) AND WORLD PETROLEUM CONGRESS (WPC)(1)

Reserves are those quantities of petroleum which are anticipated to be commercially recovered from known accumulations from a given date forward. All reserve estimates involve some degree of uncertainty. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one or two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability.

The intent of the SPE and WPC in approving additional classifications beyond proved reserves is to facilitate consistency among professionals using such terms. In presenting these definitions, neither organization is recommending public disclosure of reserves classified as unproved. Public disclosure of the quantities classified as unproved reserves is left to the discretion of the countries or companies involved.

Estimation of reserves is done under conditions of uncertainty. The method of estimation is called deterministic if a single best estimate of reserves is made based on known geological, engineering and economic data. The method of estimation is called probabilistic when the known geological, engineering, and economic data are used to generate a range of estimates and their associated probabilities. Identifying reserves as proved, probable, and possible has been the most frequent classification method and gives an indication of the probability of recovery. Because of potential differences in uncertainty, caution should be exercised when aggregating reserves of different classifications.

Reserves estimates will generally be revised as additional geologic or engineering data become available or as economic conditions change. Reserves do not include quantities of petroleum being held in inventory, and may be reduced for usage of processing losses if required for financial reporting.

Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.

PROVED RESERVES

Proved reserves are those quantities of petroleum which, by analysis of geological and engineering data, can be estimated with reasonable certainty to be commercially recoverable, from a given date forward, from known reservoirs and under current economic conditions, operating methods, and government regulations. Proved reserves can be categorized as developed or undeveloped.

If deterministic methods are used, the term reasonable certainty is intended to express a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate.

Establishment of current economic conditions should include relevant historical petroleum prices and associated costs and may involve an averaging period that is consistent with the purpose of the reserve estimate, appropriate contract obligations, corporate procedures, and government regulations involved in reporting these reserves.

In general, reserves are considered proved if the commercial producibility of the reservoir is supported by actual production or formation tests. In this context, the term proved refers to the actual quantities of petroleum reserves and not just the productivity of the well or reservoir. In certain cases, proved reserves may be assigned on the basis of well logs and/or core analysis that indicate the subject reservoir is hydrocarbon bearing and is analogous to reservoirs in the same area that are producing or have demonstrated the ability to produce on formation tests.

The area of the reservoir considered as proved includes (1) the area delineated by drilling and defined by fluid contracts, if any, and (2) the undrilled portions of the reservoir that can reasonably be judged as commercially productive on the basis of available geological and engineering data. in the absence of data on fluid contracts, the lowest known occurrence of hydrocarbons controls the proved limit unless otherwise indicated by definitive geological, engineering or performance data.

----------------
(1) Approved by the Board of Directors, Society of Petroleum Engineers (SPE), Inc. on March 7, 1997.

Reserves may be classified as proved if facilities to process and transport those reserves to market are operational at the time of the estimate or there is a reasonable expectation that such facilities will be installed. Reserves in underdeveloped locations may be classified as proved underdeveloped provided
(1) the locations are direct offsets to wells that have indicated commercial production in the objective formation, (2) it is reasonably certain such locations are within the known proved productive limits of the objective formation, (3) the locations conform to existing well spacing regulations where applicable, and (4) it is reasonably certain the locations will be developed. Reserves from other locations are categorized as proved undeveloped only where interpretations of geological and engineering data from wells indicate with reasonable certainty that the objective formation is laterally continuous and contains commercially recoverable petroleum at locations beyond direct offsets.

Reserve which are to be produced through the application of established improved recovery methods are included in the proved classification when (1) successful testing by a pilot project or favorable response of an installed program in the same or an analogous reservoir with similar rock and fluid properties provides support for the analysis on which the project is based, and, (2) it is reasonably certain that project will proceed. Reserves to be recovered by improved recovery methods that have yet to be established through commercially successful applications are included in the proved classification only (1) after a favorable production response from the subject reservoir from either (a) a representative pilot or (b) an installed program where the response provides support for the analysis on which the project is based and (2) it is reasonably certain the project will proceed.

UNPROVED RESERVES

Unproved reserves are based on geologic and/or engineering data similar to that used in estimates of proved reserves; but technical, contractual, economic, or regulatory uncertainties preclude such reserves being classified as proved. Unproved reserves may be further classified as probable reserves and possible reserves.

Unproved reserves may be estimated assuming future economic conditions different from those prevailing at the time of the estimate. The effect of possible future improvements in economic conditions and technological developments can be expressed by allocating appropriate quantities of reserves to the probable and possible classifications.

     PROBABLE RESERVES

     Probable reserves are those unproved reserves which analysis of geological and engineering data suggests are more likely than not to be recoverable. In this context, when probabilistic methods are used, there should be at least a 50% probability that the quantities actually recovered will equal or exceed the sum of estimated proved plus probable reserves.

     In general, probable reserves may include (1) reserves anticipated to be proved by normal step-out drilling where subsurface control is inadequate to classify these reserves as proved, (2) reserves in formations that appear to be productive based on well log characteristics but lack core data or definitive tests and which are not analogous to producing or proved reservoirs in the area, (3) incremental reserves attributable to infill drilling that could have been classified as proved if closer statutory spacing had been approved at the time of the estimate, (4) reserves attributable to improved recovery methods that have been established by repeated commercially successful applications when (a) a project or pilot is planned but not in operation and (b) rock, fluid, and reservoir characteristics appear favorable for commercial application, (5) reserves in an area of the formation that appears to be separated from the proved area by faulting and the geologic interpretation indicates the subject area is structurally higher than the proved area, (6) reserves attributable to a future workover, treatment, re-treatment, change of equipment, or other mechanical procedures, where such procedure has not been proved successful in wells which exhibit similar behavior in analogous reservoirs, and (7) incremental reserves in proved reservoirs where an alternative interpretation of performance or volumetric data indicates more reserves than can be classified as proved.

POSSIBLE RESERVES

Possible reserves are those unproved reserves which analysis of geological and engineering data suggests are less likely to be recoverable than probable reserves. In this context, when probabilistic methods are used, there should be at least a 10% probability that the quantities actually recovered will equal or exceed the sum of estimated proved plus probable plus possible reserves.

In general, possible reserves may include (1) reserves which, based on geological interpretations, could possibly exist beyond areas classified as probable, (2) reserves in formations that appear to be petroleum bearing based on log and core analysis but may not be productive at commercial rates, (3) incremental reserves attributed to infill drilling that are subject to technical uncertainty, (4) reserves attributed to improved recovery methods when (a) a project or pilot is planned but not in operation and (b) rock, fluid, and reservoir characteristics are such that a reasonable doubt exists that the project will be commercial, and
(5) reserves in an area of the formation that appears to be separated from the proved area by faulting and geological interpretation indicates the subject area is structurally lower than the proved area.

RESERVE STATUS CATEGORIES

Reserve status categories define the development and producing status of wells and reservoirs.

     DEVELOPED: Developed reserves are expected to be recovered from existing wells including reserves behind pipe. Improved recovery reserves are considered developed only after the necessary equipment has been installed, or when the costs to do so are relatively minor. Developed reserves may be sub-categorized as producing or non-producing.

          PRODUCING: Reserves subcategorized as producing are expected to be recovered from completion intervals which are open and producing at the time of the estimate. Improved recovery reserves are considered producing only after the improved recovery project is in operation.

          NON-PRODUCING: Reserves subcategorized as non-producing include shut-in and behind-pipe reserves. Shut-in reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not started producing, (2) wells which were shut-in for market conditions or pipeline connections (3) wells not capable of production for mechanical reasons. Behind-pipe reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future recompletion prior to the start of production.

     UNDEVELOPED RESERVES: Undeveloped reserves are expected to be recovered:
     (1) from new wells on undrilled acreage, (2) from deepening existing wells to a different reservoir, or (3) where a relatively large expenditure is required to (a) recomplete an existing well or (b) install production or transportation facilities for primary or improved recovery projects.

     Annex B


     Effective as of December 27, 2000, the text of Section 10.2 of the Partnership Agreement shall be designated as paragraph (a) of such Section, and a new paragraph (b) shall be added to Section 10.2 to read in its entirety as follows:

              "(b)Notwithstanding any other provision of this Article 10, a Unitholder may at any time sell or transfer its Units to any other Unitholder or the Managing General Partner in whole and not in part, and any Unitholder or the Managing General Partner may at any time purchase the Units of any other Unitholder, in each such case on such terms and provisions as such Unitholders or the Managing General Partner, as applicable, may mutually agree."





                                      B-1